Exhibit 99.3

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES INTENTION TO LAUNCH EXCHANGE OFFER AND CONSENT SOLICITATION BY ITS OPERATING SUBSIDIARY FOR REDDY ICE’S SENIOR DISCOUNT NOTES

FEBRUARY 19, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (“Reddy Holdings,” or the “Company”) announced today that Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), intends to offer to exchange in a private placement new senior secured notes of Reddy Corp (the “New Notes”) for the Company’s outstanding 10 1/2% Senior Discount Notes due 2012 (the “Old Notes”). In conjunction with the exchange offer, Reddy Corp will solicit consents to approve certain amendments to the indenture governing the Old Notes to eliminate certain provisions, including substantially all of the restrictive covenants, eliminate certain events of default and eliminate or modify related provisions contained in such indenture. Holders tendering the Old Notes for exchange will be deemed to consent to the proposed amendments, and holders may not deliver consents in the consent solicitation without tendering their Old Notes.

The exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, on March 19, 2010, unless extended. Eligible holders that validly tender their Old Notes and validly consent to the proposed amendments at or prior to the early tender date for the offer, which will be 5:00 p.m., New York City time, on March 5, 2010, unless extended, will receive additional New Notes as an early tender payment. Tendered Old Notes may be withdrawn and the related consent may be revoked prior to the early tender date, but not thereafter, except under certain limited circumstances.

The exchange offer and consent solicitation will be subject to certain conditions, including the entry into a new revolving credit facility by Reddy Corp, the termination and repayment of all  indebtedness under Reddy Corp’s existing credit facility and the issuance by Reddy Corp of new first lien notes in an amount sufficient to refinance Reddy Corp’s existing credit facility. Reddy Corp has the right to waive these conditions or to terminate or withdraw the exchange offer and consent solicitation at any time and for any reason prior to the fulfillment or waiver of the conditions to the offer.

The New Notes will be senior obligations of Reddy Corp, secured by a second-priority security interest in the assets that will secure Reddy Corp’s new credit facility and new first lien notes, and will be guaranteed by Reddy Holdings and each of Reddy Corp’s future domestic subsidiaries that guarantee Reddy Corp’s obligations under its new credit facility and new first lien notes. The New Notes will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer. Reddy Corp will be obligated to consummate an offer to exchange the New Notes for registered notes.

The exchange offer and consent solicitation will be made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States that have completed and returned a related letter of representations.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security. This announcement is also not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether the holders of Old Notes should tender their notes for exchange in the exchange offer.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.